                                                                   Exhibit 23A


                        RALPH E. DAVIS ASSOCIATES, INC.

                                  [LETTERHEAD]


                                February 3, 1999



CONSOLIDATED NATURAL GAS COMPANY
CNG Tower
625 Liberty Avenue
Pittsburgh, Pennsylvania   15222-3199

                       Report Covering Natural Gas Supply
                             And Owned Oil Reserves
                                December 31, 1998
                       ----------------------------------

Gentlemen:

         Consolidated Natural Gas Company, through its subsidiaries (collectively Consolidated or the Company) is engaged in exploring for, developing, producing, purchasing, gathering, transporting, storing and distributing natural gas, together with by-product operations. The principal market area of the Company's retail operations is in Ohio, Pennsylvania, Virginia and West Virginia. Consolidated operates a regional interstate pipeline system that supplies natural gas to affiliates, and to utilities and end-users in the Midwest, Mid-Atlantic states and the Northeast. Exploration and production activities are carried on primarily in the Appalachian area, the Gulf Coast area (including offshore), the Mid-Continent area, the Permian Basin area, the Rocky Mountain area and in Canada.

         From 1943 to 1993 Consolidated purchased gas from pipeline companies which obtained their gas supply from fields in the Gulf Coast and Southwest. Since 1993, however, all remaining long-term gas purchase contracts with pipelines have been replaced with firm transport contracts as the result of Federal Energy Regulatory Commission (FERC) Order 636. Consolidated purchases gas under contracts with producers and marketers, and also purchases gas on the spot market. A substantial part of these gas supplies are also obtained from fields in the Gulf Coast


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                                                 RALPH E. DAVIS ASSOCIATES, INC.
Consolidated Natural Gas Company                                February 3, 1999
                                                                          Page 2


and Southwest. Since 1957 Consolidated has also been engaged in exploration and production of gas in Louisiana and the Texas Gulf Coast, including offshore. During the twelve months ended December 31, 1998 most of the gas produced and purchased by the Company was obtained from the Southwest. All gas volumes herein are stated at a measuring base of 14.73 pounds per square inch absolute.

                            APPALACHIAN AREA RESERVES

         Studies of the natural gas available from Appalachian gas fields lead us to conclude that the Company may expect to obtain for a number of years a supply from this area. The development which has occurred in this natural gas province has resulted in extensive drilling of shallow formations in much of the area. The entire sedimentary section has not been adequately tested in the Appalachian area and there is the possibility that natural gas is present in commercial quantities below the known producing formations. Consolidated has participated in programs to test deeper formations. Consolidated has also found that reentry into old wells has been beneficial in finding commercial quantities behind pipe.

         We estimate Consolidated's proved reserves in the Appalachian fields, as of December 31, 1998, to be 318 billion cubic feet (including CNG Producing Company's Appalachian reserves) from company-owned wells and 233 billion cubic feet from gas purchase wells, for a total of 551 billion cubic feet, exclusive of gas in storage reservoirs. Total additions to the reserves controlled by the Company in the Appalachian fields have in the past been substantial. It is possible that future exploration and development will locate appreciable new reserves. In addition, subsidiary companies had remaining working interest oil reserves estimated at 422,382 barrels (including CNG Producing Company's Appalachian oil reserves) in the Appalachian area.

                                                 RALPH E. DAVIS ASSOCIATES, INC.
Consolidated Natural Gas Company                                February 3, 1999
                                                                          Page 3


                              CNG PRODUCING COMPANY

         CNG Producing Company is Consolidated's primary exploration and production subsidiary. As of December 31, 1998, the estimated proved working interest reserves of CNG Producing Company are 1,170 billion cubic feet of gas and 56,940,563 barrels of crude oil and condensate. The foregoing totals include approximately 1 billion cubic feet of gas and 5,843,873 barrels of heavy oil reserves in Canada.

         In the United States, CNG Producing Company has proved reserves in 11 states and the offshore area of the Gulf Coast. The majority of CNG Producing Company's United States reserves are in the Gulf Coast (primarily offshore), the Mid-Continent area and the Rocky Mountain area. The estimated proved reserves in the United States are 1,169 billion cubic feet of gas and 51,096,690 barrels of crude oil and condensate.

         The estimated Appalachian proved reserves as of December 31, 1998 for CNG Producing Company, which are included in the total Appalachian reserves disclosed earlier in this report, are 174 billion cubic feet of gas and 158,122 barrels of oil. In addition to the Appalachian area, CNG Producing Company conducts exploration and development programs in other areas, including the San Juan Basin in New Mexico. The San Juan Basin has a history of oil and gas production from conventional sources, but recent interest in the area stems from an unconventional source of gas supply. This interest is the Fruitland Coal formation, where CNG Producing Company and others are producing gas from the coal beds. The estimated San Juan Basin proved reserves of CNG Producing Company as of December 31, 1998 are 12 billion cubic feet.

                                  SOUTHWEST GAS

         Consolidated's subsidiaries have gas supply contracts with various gas producing companies and marketing groups with remaining terms ranging from a few months to as long as seven (7) years. Purchase entitlements under these contracts total approximately 151 billion cubic feet, if all volumes are requested. This estimate gives no consideration to the estimated volumes of spot market gas which may be purchased in the future.


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          `                                      RALPH E. DAVIS ASSOCIATES, INC.
Consolidated Natural Gas Company                                February 3, 1999
                                                                          Page 4


                                   GAS STORAGE

         The Company owns and operates 26 gas storage fields, five of which are owned and operated jointly with other companies. One storage field is owned and operated jointly with Texas Eastern Transmission Corporation (Texas Eastern), one with Tennessee Gas Pipeline Company (Tennessee), one with Penn Fuel Gas, Inc., one with both Tennessee and National Fuel Gas Supply Corporation, and another with both Texas Eastern and Transcontinental Gas Pipe Line Corporation. Consolidated's net injected gas stored at December 31, 1998, was 450 billion cubic feet (including 53 billion cubic feet of remaining non-recoverable native gas, and 60 billion cubic feet of non-recoverable base gas.)

         The proximity of these storage fields to principal markets and their high deliverability are important factors in enabling the Company to meet peak loads and daily requirements during the heating season, and permit the gas purchased to be taken relatively uniformly in summer and winter.

         There are additional depleted, or nearly depleted, gas fields in the Appalachian area which can be converted to storage fields if needed.

                            POTENTIAL SUPPLY SOURCES

         In order to meet the demands for gas in its market area over the long-term future, Consolidated may need additional supplies over those available from the sources discussed above. Other potential sources of gas could come from reserves in Alaska, Canada, and Mexico, liquefied natural gas from abroad, synthetic gas from coal or other feed stock and additional coalbed methane.

                             SUMMARY AND CONCLUSIONS

         We have estimated proved working interest crude oil and condensate reserves owned by Consolidated from sources in the United States and Canada at 57,204,823 barrels as of December 31, 1998 as follows:

                                                 RALPH E. DAVIS ASSOCIATES, INC.
Consolidated Natural Gas Company                                February 3, 1999
                                                                          Page 5

                                                              Stock Tank Barrels
                                                              ------------------
Appalachian Field Reserves                                         264,260
--------------------------

CNG Producing Company
---------------------
     Southwest                                                  56,782,441
     Appalachian                                                   158,122
                                                               -----------
                  Sub Total                                     56,940,563

TOTAL - OWNED OIL AND CONDENSATE RESERVES                       57,204,823

         We have estimated the gas reserves available to Consolidated from sources in the United States and Canada at 2,148 billion cubic feet as of December 31, 1998 as follows:

                                                                  Billion
                                                                Cubic Feet
                                                             at 14.73 psia
                                                             -------------
Appalachian Field Reserves
--------------------------

      Company-Owned Wells                                         144
      Gas Purchase Contract Wells                                 233
      Gas in Storage Reservoirs                                   450
                                                                -----
           Sub-Total                                              827

CNG Producing Company Reserves
------------------------------
      Company-Owned Wells
           Southwest                                              996
           Appalachian                                            174
                                                                -----
                Sub-Total                                       1,170

Gas Supply Contracts                                              151
--------------------
TOTAL - CONTROLLED GAS RESERVES                                 2,148

                                                 RALPH E. DAVIS ASSOCIATES, INC.
Consolidated Natural Gas Company                                February 3, 1999
                                                                          Page 6

         Consolidated's requirements for the twelve months ended December 31, 1998, including sales of gas produced in Canada, were approximately 452 billion cubic feet, compared to requirements of 1,118 billion cubic feet in 1997.

         Additional supplies are expected to become available from the Appalachian area, the Gulf Coast and other areas and from company-owned reserves.

         Potential sources of supply include additional gas from Canada, Mexico and Alaska, liquefied natural gas from abroad, gas from the reforming of liquid hydrocarbons such as naphtha and oil, gas from coal gasification and coalbed methane.

         The time at which these additional supplies will become available cannot be definitely predicted. However, Consolidated is in a favorable position to secure gas supplies from many directions, including its proven reserves, the volume of gas in underground storage, the prospects for additional supplies from its traditional supply areas, the several potential supply sources and the Company's own program to augment its supply.


                                                 Yours very truly,

                                                 RALPH E. DAVIS ASSOCIATES, INC.


                                                 /s/ Thomas N. Sudderth

                                                 Thomas N. Sudderth
                                                 President

TNS:sw

                        RALPH E. DAVIS ASSOCIATES, INC.

                                  [LETTERHEAD]

                                 March 15, 1999




                        CONSENT OF INDEPENDENT GEOLOGISTS


         We hereby consent to the use of our report dated February 3, 1999, relating to the total gas supply and Company-owned oil and gas reserves of Consolidated Natural Gas Company, to be filed as an Exhibit to Consolidated Natural Gas Company's Annual Report on Form 10-K for the year ended December 31, 1998. We further consent to the filing hereof as an Exhibit to said Annual Report on Form 10-K.

         We also consent to the incorporation by reference into (i) the Registration Statements on Form S-3 (Nos. 33-63931, 333-10869 and 333-25347) and Form S-8 (Nos. 2-77204, 2-97948, 33-40478, 33-44892, 333-18783 and 333-33505) of
Consolidated Natural Gas Company, and (ii) the prospectuses made a part thereof, of our estimates of Company-owned oil and gas reserves in the United States and Canada included in Consolidated Natural Gas Company's Annual Report on Form 10-K for the year ended December 31, 1998. We also consent to the references to us under the heading "Experts" in such Prospectuses.



                                              /s/ Thomas N. Sudderth
                                              ---------------------------------
                                              Thomas N. Sudderth